Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

HAROLD KAHN RESIGNS BOARD POSITION WITH

THE WET SEAL, INC. UPON HIS APPOINTMENT AS

CHIEF EXECUTIVE OFFICER FOR STEVE & BARRY’S

FOOTHILL RANCH, CA, October 23, 2008 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, announced today that Harold Kahn has resigned his position as a member of the Company’s board of directors, effective immediately. Mr. Kahn’s resignation concurs with his appointment last week as Chief Executive Officer for specialty apparel retailer Steve & Barry’s.

Alan Siegel, chairman of the board of directors for The Wet Seal, Inc., commented, “Since joining the Wet Seal board in January 2005, Hal brought tremendous merchandising insight to the Company as we successfully navigated a turn-around of the Wet Seal division. Hal has been valuable member of the Company’s board, and a trusted advisor to Company management, throughout his tenure of nearly four years. We wish him all the best in his new leadership role with Steve & Barry’s and in all future endeavors.”

About Wet Seal

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of October 4, 2008, the Company operated a total of 499 stores in 47 states, the District of Columbia and Puerto Rico, including 408 Wet Seal stores and 91 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SOURCE: The Wet Seal, Inc.